Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.14R(2)

Notification is made in accordance with Listing Rule 9.6.14R(2) that Dimitri Panayotopoulos, Senior Independent Director of British American Tobacco p.l.c., has been appointed to the Board of Directors of North Atlantic Acquisition Corporation, a company listed on the Nasdaq Capital Market, with effect from 22 January 2021.

O J Martin
Assistant Secretary

29 January 2021

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